EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor
Chief Executive Officer
SR Bancorp, Inc.
(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS
Bound Brook, New Jersey (January 31, 2024) – SR BANCORP, INC. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced today net income of $1.6 million for the three months ended December 31, 2023 (unaudited), compared to a net loss of $10.5 million for the three months ended September 30, 2023 (unaudited). Excluding $32,000 of costs related to the acquisition of Regal Bancorp and its wholly-owned subsidiary Regal Bank, which is described in greater detail below, offset by $1.4 million of net accretion income related to fair value adjustments, net income would have been $605,000 for the three months ended December 31, 2023. Excluding $3.9 million of merger-related costs, a $4.2 million provision for credit losses related to the Merger and a $5.4 million charitable contribution, offset by $161,000 of net accretion income related to fair value adjustments, net income would have been $586,000 for the three months ended September 30, 2023.
The financial information contained in this earnings release as of and for the periods ended December 31, 2023 and September 30, 2023 is for SR Bancorp and Somerset Regal Bank. However, due to the timing of the merger noted below, the income statement only includes 11 days of operations of the combined entity during the period ended September 30, 2023.  Financial information as of June 30, 2023 is for Somerset Savings Bank, SLA, on a stand-alone basis.
Completed Stock Offering and Merger
The conversion of Somerset Savings Bank, SLA from the mutual to stock form of organization and related stock offering by the Company was completed on September 19, 2023.  SR Bancorp, Inc.’s common stock began trading on the Nasdaq Capital Market under the trading symbol “SRBK” on September 20, 2023.
The Company sold 9,055,172 shares of its common stock at a price of $10.00 per share.  Additionally, the Company contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., a charitable foundation formed in connection with the conversion.  Upon the completion of the conversion and offering, 9,507,930 shares of Company common stock were outstanding.
Promptly following the completion of the conversion and related stock offering, Regal Bancorp, Inc., a New Jersey corporation (“Regal Bancorp”), merged with and into the Company, with the Company as the surviving entity (the “Merger”).  Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Bank, which converted to a commercial bank charter, and was renamed Somerset Regal Bank.  The Merger was completed on September 19, 2023.

December 31, 2023 Highlights:
•
Net income was $1.6 million for the three months ended December 31, 2023, compared to a net loss of $10.5 million for the three months ended September 30, 2023. Excluding $32,000 of merger-related costs, offset by $1.4 million of net accretion income related to fair value adjustments, net income would have been $605,000 for the three months ended December 31, 2023. Excluding $3.9 million of merger-related costs, a $4.2 million provision for credit losses and a $5.4 million charitable contribution, offset by $161,000 of net accretion income related to fair value adjustments, net income would have been $586,000 for the three months ended September 30, 2023.

•	Total assets were $1.07 billion, an increase of $423.5 million, or 65.0% from $651.5 million at June 30, 2023.
•	Net loans were $695.8 million, an increase of $333.5 million, or 92.1% from $362.3 million at June 30, 2023.
•	Total deposits were $843.3 million, an increase of $339.4 million, or 67.4% from $503.9 million at June 30, 2023.

Comparison of Operating Results for the Three Months Ended December 31, 2023 and September 30, 2023
General. Net income increased $12.1 million, or 115.3%, to net income of $1.6 million for the three months ended December 31, 2023 from a net loss of $10.5 million for the three months ended September 30, 2023. The net loss for the three months ended September 30, 2023 was primarily due to a $5.4 million charge related to the charitable contribution of cash and stock of Somerset Regal Charitable Foundation, a $4.2 million provision for credit losses and $3.9 million in merger-related expenses, offset by $161,000 of net accretion income related to fair value adjustments resulting from the Merger. Net income for the three months ended December 31, 2023 was primarily due to $1.4 million of net accretion income related to fair value adjustments resulting from the Merger, offset by $32,000 in merger-related expenses. The increase also was caused by an increase in interest income and a decrease in the provision for credit losses, offset by an increase in interest expense.
Interest Income. Interest income increased $6.8 million, or 121.6%, to $12.3 million for the three months ended December 31, 2023 from $5.5 million for the three months ended September 30, 2023. The increase resulted primarily from an increase of $6.4 million, or 171.3%, in interest income on loans and a $318,000 increase in interest income on other assets to $1.2 million for the three months ended December 31, 2023 from $930,000 for the three months ended September 30, 2023, offset by a $6,000 decrease in interest income on securities.
Interest Expense. Interest expense increased $1.9 million, or 133.7%, to $3.3 million for the three months ended December 31, 2023 from $1.4 million for the three months ended September 30, 2023 due to an increase in interest expense on deposits. The average rate on certificates of deposit increased 139 basis points to 3.86% for the three months ended December 31, 2023 from 2.47% for the three months ended September 30, 2023 due to the higher interest rate environment. The average balance of certificates of deposit increased $98.0 million, or 55.7%, to $274.1 million for the three months ended December 31, 2023 from $176.1 million for the three months ended September 30, 2023. The average balance of interest-bearing demand deposits increased $53.8 million, or 38.3%, to $194.1 million for the three months ended December 31, 2023 from $140.3 million for the three months ended September 30, 2023. The average balance of savings and club accounts increased $79.3 million, or 46.7%, to $249.2 million for the three months ended December 31, 2023 from $169.8 for the three months ended September 30, 2023. The increases in the average balance related to the deposits assumed from Regal Bank in the Merger.

Net Interest Income. Net interest income increased $4.9 million, or 117.6%, to $9.0 million for the three months ended December 31, 2023 from $4.1 million for the three months ended September 30, 2023. Net interest rate spread increased 96 basis points to 3.08% for the three months ended December 31, 2023 from 2.12% for the three months ended September 30, 2023. Net interest margin increased 115 basis points to 3.56% for the three months ended December 31, 2023 from 2.41% for the three months ended September 30, 2023. Net interest-earning assets increased $93.5 million, or 51.5%, to $275.2 million for the three months ended December 31, 2023 from $181.7 million for the three months ended September 30, 2023. The increases in the Bank’s net interest rate spread and its net interest margin were primarily a result of the cost of interest-bearing liabilities increasing at a slower rate than the yield on interest-earning assets.
Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations in order to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to uncollectible loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and make provisions for loan losses on a quarterly basis.
The Bank recorded a provision for credit losses of $(107,000) for the three months ended December 31, 2023 compared to a provision for credit losses of $4.2 million for the three months ended September 30, 2023. The $4.2 million provision reflected that, in connection with the Merger, a full reserve was required to be established on the Regal Bank loan portfolio, which represented more than half of the combined loan portfolio. The Bank had no charge-offs for the three months ended December 31, 2023 and $145,000 of non-performing loans and $145,000 of classified loans at December 31, 2023. The Bank’s allowance for credit losses as a percentage of total loans was 0.74% at December 31, 2023 compared to 0.77% at September 30, 2023, reflecting continued strong credit quality in its loan portfolio.
Noninterest Income. Noninterest income decreased $148,000 or 28.8%, to $365,000 for the three months ended December 31, 2023 from $513,000 for the three months ended September 30, 2023, primarily as a result of a decrease in other income of $304,000, or 167%, for the three months ended December 31, 2023 compared to the three months ended September 30, 2023.
Noninterest Expense. Noninterest expense decreased $5.5 million, or 42.2%, to $7.5 million for the three months ended December 31, 2023 from $12.9 million for the three months ended September 30, 2023, primarily as a result of the $5.4 million charitable contribution in the September 30, 2023 quarter, a $669,000, or 14.7%, decrease in salaries and employee benefits and a $290,000, or 34.0%, decrease in merger-related services.
Income Tax Expense. The provision for income taxes was $408,000 for the three months ended December 31, 2023, compared to a tax benefit of $1.9 million for the three months ended September 30, 2023. The Bank’s effective tax rate was 20.2% for the three months ended December 31, 2023 compared to 15.6% for the three months ended September 30, 2023.

Comparison of Financial Condition at December 31, 2023 and June 30, 2023
Assets. Assets increased $423.5 million, or 65.0%, to $1.07 billion at December 31, 2023 from $651.5 million at June 30, 2023. The increase was the result of the acquisition of Regal Bank on September 19, 2023, which had total assets of $430.7 million at the time of the Merger.
Cash and Cash Equivalents. Cash and cash equivalents increased $47.8 million, or 112.6%, to $90.2 million at December 31, 2023 from $42.4 million at June 30, 2023.  The increase was due to the acquisition of Regal Bancorp, which had cash and cash equivalents of $49.7 million at the time of the Merger.
Securities. Total securities (securities available-for-sale and securities held-to-maturity) decreased $7.3 million, or 3.5%, to $200.0 million at December 31, 2023 from $207.3 million at June 30, 2023. The decrease was due to principal repayments and maturities from the securities portfolio.
Loans. Loans receivable, net, increased $333.5 million, or 92.1%, to $695.8 million at December 31, 2023 from $362.3 million at June 30, 2023. The increase was due to the acquisition of Regal Bank’s loan portfolio, which totaled $336.0 million at the time of the Merger.
Goodwill and Intangible Assets. Goodwill and intangible assets were $29.0 million at December 31, 2023 due to the goodwill that was recognized from the Merger that closed on September 19, 2023.
Deposits. Deposits increased $339.4 million, or 67.4%, to $843.3 million at December 31, 2023 from $503.9 million at June 30, 2023. The increase was due to the assumption of Regal Bank’s deposits, which totaled $373.1 million at the time of the Merger. At December 31, 2023, $120.8 million, or 14.3%, of total deposits consisted of noninterest bearing deposits. At December 31, 2023, $126.9 million, or 15.0%, of total deposits were uninsured.
Borrowings. During the year ended June 30, 2023, the Bank borrowed $20.0 million from the Federal Reserve under the Bank Term Funding Program as a precautionary measure to provide for additional liquidity due to current market conditions. Such borrowing remained outstanding at December 31, 2023.
Equity. Equity increased $76.9 million, or 63.0%, to $199.0 million at December 31, 2023 from $122.0 million at June 30, 2023. The increase was primarily due to the proceeds from the Company’s initial public offering, offset by the $69.5 million of funds used to acquire Regal Bancorp. Accumulated other comprehensive loss decreased $504,000, or 10.0%, to $4.5 million at December 31, 2023 from $5.0 million at June 30, 2023. The decrease was due to the change in net unrealized holding gains or losses on securities available-for-sale, as well as the funded status of the Company’s pension plan, as of the consolidated balance sheet dates, net of the related tax effect.
About Somerset Regal Bank
Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 16 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At December 31, 2023, Somerset Regal Bank had $1.07 billion in total assets, $695.8 million in net loans, $843.3 million in deposits and total equity of $199.0 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.  Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
December 31, 2023 (Unaudited) and September 30, 2023 (Unaudited)
(Dollars in Thousands)

	December 31,	June 30,
	2023	2023
	(Unaudited)
Assets
Cash and due from banks	$ 15,160	$ 8,657
Interest-bearing deposits at other banks	68,737	33,792
Federal funds sold	6,341	—
Total cash and cash equivalents	90,238	42,449
Securities available-for-sale, at fair value	34,783	36,076
Securities held-to-maturity, at amortized cost	165,190	171,185
Equity securities, at fair value	26	24
Loans receivable, net of allowance for credit loss of $5,218 and $1,116, respectively	695,751	362,252
Premises and equipment, net	5,131	3,546
Right-of-use asset	3,057	19
Restricted equity securities, at cost	1,274	726
Accrued interest receivable	2,548	1,189
Bank owned life insurance	36,594	28,714
Net deferred tax asset	3,534	—
Goodwill and intangible assets	29,032	—
Other assets	7,782	5,306
Total assets	$ 1,074,940	$ 651,486
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$ 120,808	$ 40,687
Interest-bearing	722,503	463,230
Total deposits	843,311	503,917
Borrowings	20,000	20,000
Advance payments by borrowers for taxes and insurance	4,161	4,313
Accrued interest payable	907	—
Lease liability	3,137	19
Other liabilities	4,415	1,153
Total liabilities	875,931	529,402
Equity
Common stock, $0.01 par value, 55,000,000 authorized; 9,507,930 and 0 shares issued, respectively	95	—
Additional paid-in capital	91,449	—
Retained earnings	119,202	127,099
Unearned compensation ESOP	(7,226)	—
Accumulated other comprehensive loss	(4,511)	(5,015)
Total stockholders' equity	199,009	122,084
Total liabilities and stockholders' equity	$ 1,074,940	$ 651,486

SR Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
For the Three Months Ended December 31, 2023 (Unaudited) and September 30, 2023 (Unaudited)
(Dollars in Thousands)

	Three Months Ended
	December 31, 2023	September 30, 2023
	(Unaudited)
Interest Income
Loans, including fees	$ 10,186	$ 3,755
Securities:
Taxable	852	858
Non-taxable	—	—
Federal funds sold	71	10
Interest bearing deposits at other banks	1,177	920
Total interest income	12,286	5,543
Interest Expense
Deposits:
Demand	335	47
Savings and time	2,692	1,111
Borrowings	240	240
Total interest expense	3,267	1,398
Net Interest Income	9,019	4,145
Provision for Credit Losses	107	(4,162)
Net Interest Income (Expense) After Provision For Credit Losses	9,126	(17)
Noninterest Income
Service charges and fees	212	171
Increase in cash surrender value of bank owned life insurance	233	175
Fees and service charges on loans	6	5
Unrealized gain (loss) on equity securities	5	(3)
Realized gain (loss) on sale of securities	31	(17)
Other	(122)	182
Total noninterest income	365	513
Noninterest Expense
Salaries and employee benefits	3,875	4,544
Occupancy	665	237
Furniture and equipment	228	161
Data Processing	634	807
Advertising	72	57
FDIC premiums	145	83
Directors fees	97	88
Professional fees	564	854
Insurance	108	116
Telephone, postage and supplies	97	84
Other	991	5,906
Total noninterest expense	7,476	12,937
Income (Loss) Before Income Tax Expense	2,015	(12,441)
Income Tax Expense (Benefit)	408	(1,943)
Net Income (Loss)	1,607	(10,498)

SR Bancorp, Inc. and Subsidiaries
Selected Ratios
(Dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2023	September 30, 2023
	(Unaudited)
Performance Ratios: (1)
Return (loss) on average assets (2)	0.60%	(5.74)%
Return (loss) on average equity (3)	3.36%	(32.39)%
Net interest margin (4)	3.56%	2.41%
Efficiency ratio (5)	79.67%	277.74%
Total gross loans to total deposits	83.12%	79.53%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.74%	0.77%
Allowance for credit losses on loans as a percentage of non-performing loans	3598.62%	3697.92%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.02%	0.02%
Non-performing assets as a percentage of total assets	0.01%	0.01%

Other Data:
Tangible book value per common share (6)	$17.88	$17.35
Tangible common equity to tangible assets	16.25%	15.29%

(1) Performance ratios for the three month periods ended December 31, 2023 and September 31, 2023 are annualized.
(2) Represents net income divided by average total assets.
(3) Represents net income divided by average equity.
(4) Represents net interest income as a percentage of average interest-earning assets.
(5) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6) Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $29,032 and
$30,489 at December 31, 2023 and September 30, 2023, respectively.